Exhibit 99.1

Walter Energy, Inc. P.O. Box 20608 Tampa, Florida 33622-0608 www.walterenergy.com

FOR IMMEDIATE RELEASE	Press Release
Sept. 3, 2009

Investor Contact: Mark H. Tubb

Vice President - Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director - Corporate Communications

813.871.4132

mmonahan@walterenergy.com

WALTER ENERGY AMENDS AND EXTENDS REVOLVING CREDIT FACILITY

(TAMPA, Fla.) — Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium coking coal for the global steel industry, announced today that it has amended its 2005 Credit Agreement, which governs its $350.0 million Revolving Credit Facility due Oct. 4, 2010 and its $138.2 million Term Loan Facility due Oct. 3, 2012. Under its original terms, the Revolving Credit Facility was scheduled to be reduced to $250.0 million by Dec. 31, 2009.

Under the amendment, which became effective today, the maturity date for the Company’s Revolving Credit Facility was extended to July 2, 2012 and the size of the facility will be $300.0 million. Subject to certain conditions, the Revolving Credit Facility can be increased to $425.0 million. Pricing on the Revolving Facility increased 100 basis points and the capital expenditure and senior secured leverage ratio covenants were eliminated. Also, the consolidated leverage ratio covenant was increased from 2.5-to-1.0 to 3.0-to-1.0.

“Our revised credit facility was very well received by our existing banks and new lenders,” said Vice Chairman, General Counsel and CFO of Walter Energy Victor P. Patrick. “Commitments for our Revolving Credit Facility were 40 percent higher than we requested. The amendment extends any meaningful debt maturities out three years from now and strengthens our already solid balance sheet.”

Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc. served as joint lead arrangers and joint book runners on the agreement, with Bank of America, N.A. serving as administrative agent and Calyon New York Branch and Regions Bank serving as joint book runners. All are lenders in a 13-bank Revolver syndicate.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause Walter Energy’s actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for the Company’s products as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in Walter Energy’s mining operations; changes in customer orders; pricing actions by the Company’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; and changes in general economic conditions. Forward- looking statements made by Walter Energy in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by Walter Energy, including the Risk Factors described in the Company’s 2008 Annual Report on Form 10-K and Walter Energy’s other filings with the Securities and Exchange Commission. Walter Energy has no obligation to update its forward-looking statements as of any future date.

About Walter Energy

Walter Energy, based in Tampa, Fla., is a leading U.S. producer and exporter of premium coking coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.2 billion and employs approximately 2,100 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

WLT